Exhibit 99.1

NEWS

QWEST REPORTS BREAKTHROUGH FIRST QUARTER RESULTS;
EPS POSITIVE; MARGIN EXPANSION; IMPROVED YEAR-OVER-YEAR REVENUE

Unaudited (in millions, except per share amounts)

	Q1 2006	Q4 2005	Seq. Change	Q1 2005	Y over Y Change
Operating Revenues	$3,476	$3,480	(0.1)%	$3,449	0.8%
Net Income (Loss)	88	(528)	nm	57	54.4%
Net Income (Loss) per Diluted Share	0.05	(0.28)	nm	0.03	66.7%

•                  Positive Earnings Per Share

•                  Adjusted EBITDA Margin Advances to 30.7 Percent(a)

•                  Fourth Consecutive Quarter of Year-Over-Year Revenue Improvement

•                  Free Cash Flow(a) — Before Anticipated, One Time Items — On Track

DENVER, May 3, 2006 — Qwest Communications International Inc. (NYSE: Q) today reported solid first quarter results highlighted by positive earnings per share, revenue growth, and continued margin expansion. For the quarter, Qwest reported earnings of $88 million, or $0.05 per fully diluted share, compared with $57 million, or $0.03 per share in the first quarter 2005, which included a $257 million, or $0.14 per share, gain on the sale of wireless assets.

“Qwest has started the year with strong momentum, posting both solid operating and financial performance for the first quarter and achieving important operating milestones resulting in positive earnings per share,” said Richard C. Notebaert, Qwest chairman and CEO.

Financial Results

Qwest’s first quarter revenue of $3.5 billion increased 0.8 percent compared to the first quarter a year ago. Revenue trends improved as a result of strong sales within Qwest’s portfolio of mass market bundles and growth products, including high-speed Internet, advanced data products, long distance and wireless.

(a) See attachment F for Non GAAP Reconciliation

“Revenue growth, improved ARPU and continued cost containment have resulted in a 200 basis point improvement first quarter over first quarter in our adjusted EBITDA moving the margin to 31 percent,” said Oren G. Shaffer, Qwest vice chairman and CFO.

Qwest’s operating expenses declined 4 percent to $3.1 billion for the first quarter of 2006 over the first quarter of 2005 as a result of improvement in productivity and operating efficiencies, optimization initiatives in facility costs and lower depreciation.

Capital Spending, Cash Flow and Interest

First quarter capital expenditures totaled $390 million, compared to $313 million in the first quarter of 2005, with a continued increase in the proportion spent on broadband, enabling higher speeds and footprint expansion. Capital spending in 2006 is expected to be at or slightly above 2005 levels as the company continues to focus in a disciplined fashion on investment in key growth areas and to support the highest service levels.

Free cash flow benefited from improved operating results, offset by anticipated seasonal and one-time items in the quarter. Cash generated from operations was $140 million in the first quarter, which includes a one-time previously announced payment of $100 million for shareholder litigation, as well as $250 million related to employee bonuses and payroll timing. Qwest continues to expect to grow free cash flow by an incremental $450 to $600 million in 2006 (before one-time payments), benefiting primarily from improved operating results and reduced interest expense.

Interest expense totaled $296 million for the first quarter compared to $381 million in the year-ago quarter. As a result of successfully tendering for and retiring high coupon legacy debt in the fourth quarter of last year, interest expense is expected to be reduced by approximately $300 million in 2006.

Balance Sheet Update

The company ended the quarter with total debt of $15.4 billion, a decline of $1.9 billion compared with the first quarter a year ago, and $740 million in cash and short-term investments.

Operational Highlights

Qwest’s improved revenue trends included operational progress in the following key growth areas:

Customer Connections

Qwest’s customer connections – which include consumer and small-business primary and secondary access lines, high-speed Internet subscribers, wireless and video customers – grew 253,000 from the year-ago quarter, marking the third sequential quarterly increase. Customer connections were up over 330,000 since new bundling and localized sales initiatives began in May 2005.

Total retail line losses improved to a decline of 4.2 percent year-over-year, compared to a decline of 5.3 percent a year ago, excluding 53,000 UUnet and affiliate disconnects in the prior year. Continued and anticipated pressure from the decline in the number of access lines resold by Qwest’s competitors offset the improvement. As a result, total switched access lines declined 4.8 percent from a year ago, excluding the disconnects referenced above.

Qwest maintained its leadership role in working with wholesale customers by signing commercially negotiated agreements on the company’s Qwest Platform Plus contracts. However, wholesale line losses continued from competitive pressures and technology substitution.

High-Speed Internet

Growing demand for Qwest High-Speed Internet was a highlight for the quarter. The company added 198,000 high-speed Internet lines in the first quarter, which includes 18,000 subscribers added in previous periods but not recognized in prior subscriber counts. The company benefited from strong demand, particularly in the conversion of customers from dial-up to broadband, as well as reduced churn. These record net additions brings the total subscribers to 1.7 million – a 13 percent increase sequentially and a 50 percent increase year-over-year. The company’s mass markets data and Internet revenues increased 11 percent sequentially and 34 percent year-over-year. The company sees a significant potential revenue opportunity by increasing the current broadband penetration to industry benchmark levels.

Qwest continued to invest in its high-speed Internet footprint, as well as increase the speeds available to customers. Currently, 78 percent of Qwest’s households are eligible for broadband services, up from approximately 67 percent at the end of 2004. About 98 percent of qualified households are able to purchase broadband speeds of 1.5 Mbps or greater and more than 50 percent are able to purchase service at speeds in excess of 3.0 Mbps. In addition to its focus on availability and speeds, Qwest was able to increase retention by devoting attention to the customer service and support experience.

In the quarter, Qwest announced a new home and small-business modem-based wireless networking solution that included availability of extended around-the-clock customer support and service. The solution delivers customers a second layer of security, as well as a selection of applications, including remote access and content control options.

Bundles

Qwest has been rewarded for its aggressive focus on bundle packaging and sales. Since the launch of new bundles a year ago, followed by targeted incentives and promotional initiatives, the company has significantly increased the number of products available in its bundled offerings. Sales of voice packages plus three products are up over 100 percent, and sales of packages plus four products are up nearly seven times since launch. Customer demand for value-added services has contributed to increased consumer average monthly revenue per wireline customer by 6 percent to $49 from $46 a year ago.

Qwest’s full-featured bundled offering includes high-speed Internet access, a national wireless offering, local and long-distance service and integrated TV services through Qwest’s own ChoiceTV or its marketing alliance with DIRECTV, Inc. The company’s bundle penetration increased to 53 percent in the quarter, compared to 47 percent a year ago.

In-Region Long-Distance

Long-distance penetration of total retail lines increased to 38 percent in the first quarter, compared to 34 percent a year ago. Qwest increased total long-distance lines by 46,000 in the quarter. The company ended the quarter with more than 4.8 million long-distance lines, a 5 percent increase over a year ago.

Wireless

Wireless revenue grew 10 percent compared to the prior year as a result of promotions and successful bundling efforts. Qwest saw the fourth sequential quarter of growth in its wireless subscribers. The company’s subscriber base grew by 14,000 in the quarter, bringing total wireless subscribers to 784,000. The company continues to benefit from wireless in the bundle with approximately 75 percent of wireless subscribers on an integrated bill with at least one other service. This has contributed to significantly lower churn this year.

Qwest’s data and enhanced features are driving higher wireless ARPU, which increased 9 percent to $50 from $46 a year ago. The company continues to focus on adding wireless data subscribers and approximately 50 percent of new customers sign up for a data service.

DIRECTV® Alliance

Customer net additions for DIRECTV service grew 33 percent in the first quarter. Qwest and DIRECTV’s strategic relationship allows Qwest to offer DIRECTV digital satellite television services to residential customers across the Western United States.

Enterprise and Wholesale

Revenues from Qwest’s enterprise channel, which includes business and government customers, increased 3.3 percent over last year’s results – a benefit of continued growth in data and IP sales. In the quarter, Qwest announced new or expanded networking and voice and data agreements with NASA, Allina Hospitals and Clinics and the State of Wyoming.

Qwest is pleased the industry analyst community is beginning to recognize the company’s progress. In the Forrester Research 2005 North American MPLS Services Wave Report (Feb. 14, 2006), Forrester analysts highlighted Qwest’s revenue and customer growth, and gave Qwest its top ranking in overall MPLS strategy.

Qwest continued to advance its MPLS-based networking capabilities into the marketplace with news that it would offer to its wholesale customers Qwest IP Solutions™ – a wide-area networking solution that simplifies complex data communications.

Special Items

See Attachment E for special items.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EDT with Richard C. Notebaert, Qwest chairman and CEO, and Oren G. Shaffer, Qwest vice chairman and CFO. The call can be heard on the Web at www.qwest.com/about/investor/events

About Qwest

Qwest Communications International Inc. (NYSE: Q), through its operating subsidiaries, is a leading provider of high-speed Internet, data, video and voice services. With nearly 40,000 employees, Qwest is committed to the “Spirit of Service” and providing world-class services that exceed customers’ expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

# # #

Forward Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney’s office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are or were the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors consolidating with other providers; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Bob Toevs	Stephanie Comfort
	303-965-6264	800-567-7296
	bob.toevs@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLARS IN MILLIONS, SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended
	March 31,		%
	2006	2005	Change

Operating revenue	$3,476	$3,449	0.8%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	1,417	1,439	(1.5)%
Selling, general and administrative	1,014	1,036	(2.1)%
Depreciation and amortization	691	774	(10.7)%
Total operating expenses	3,122	3,249	(3.9)%
Other expense—net:
Interest expense—net	296	381	(22.3)%
Other (income) expense—net	(28)	15	nm
Gain on sale of assets	—	(257)	nm
Total other expense—net	268	139	92.8%

Income before income taxes	86	61	41.0%
Income tax benefit (expense)	2	(4)	nm
Net income	$88	$57	54.4%

Basic and diluted income per share	$0.05	$0.03	66.7%

Basic weighted-average shares outstanding	1,874,313	1,816,758	3.2%
Diluted weighted-average shares outstanding	1,911,376	1,822,377	4.9%

nm - percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	March 31,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$610	$846
Short-term investments	130	101
Other current assets	2,284	2,217
Total current assets	3,024	3,164
Property, plant and equipment—net, and other assets	18,102	18,333
Total assets	$21,126	$21,497

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current borrowings	$604	$512
Accounts payable and other current liabilities	3,343	3,723
Total current liabilities	3,947	4,235
Long-term borrowings—net	14,834	14,968
Other long-term liabilities	5,405	5,511
Total liabilities	24,186	24,714
Stockholders’ deficit	(3,060)	(3,217)
Total liabilities and stockholders’ deficit	$21,126	$21,497

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Three Months Ended
	March 31,
	2006	2005

Cash provided by operating activities	$140	$343

Cash used for investing activities	$(392)	$(86)

Cash provided by (used for) financing activities	$16	$(2)

(Decrease) increase in cash and cash equivalents	$(236)	$255

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the
	Three Months Ended March 31,		%
	2006	2005	Change
OPERATING REVENUE (1)
Wireline services revenue
Voice services
Local voice
Business	$316	$323	(2.2)%
Mass markets	1,028	1,061	(3.1)%
Wholesale	176	197	(10.7)%
Total local voice	1,520	1,581	(3.9)%
Long-distance
Business	144	147	(2.0)%
Mass markets	155	135	14.8%
Wholesale	271	276	(1.8)%
Total long-distance	570	558	2.2%
Access services	146	161	(9.3)%
Total voice services	2,236	2,300	(2.8)%
Data and Internet services
Business	588	544	8.1%
Mass markets	191	143	33.6%
Wholesale	312	325	(4.0)%
Total data and Internet	1,091	1,012	7.8%
Total wireline services revenue	3,327	3,312	0.5%
Wireless services revenue	139	126	10.3%
Other services revenue	10	11	(9.1)%
Total operating revenue	$3,476	$3,449	0.8%
Capital expenditures (in millions) (2)	$390	$313	24.6%
Total employees	38,737	40,613	(4.6)%
Consumer revenue: (3)	$1,136	$1,119	1.5%
ARPU (in dollars)	$48.55	$45.79	6.0%
In-Region long distance lines (in thousands)	4,824	4,590	5.1%
High-speed Internet:
Subscribers (in thousands) (4)	1,678	1,122	49.6%
Qualified households/businesses (in millions)	7.2	6.6	9.1%
Wireless/PCS: (5)
Total wireless services revenue	$139	$126	10.3%
End of period subscribers (in thousands)	784	743	5.5%
ARPU (in dollars)	$50	$46	8.7%
Access lines (in thousands): (6)
Business access lines
Retail lines	2,946	3,086	(4.5)%
Resold lines	1,667	1,848	(9.8)%
Total business access lines	4,613	4,934	(6.5)%
Mass markets access lines
Consumer primary lines	7,749	8,107	(4.4)%
Consumer additional lines	876	1,024	(14.5)%
Small business lines	1,308	1,274	2.7%
Total mass markets access lines	9,933	10,405	(4.5)%
Total access lines	14,546	15,339	(5.2)%

	As of and for the
	Three Months Ended March 31,		%
	2006	2005	Change
Mass markets retail connections (in thousands):
Mass markets access lines	9,933	10,405	(4.5)%
High-speed Internet subscribers (4)	1,678	1,122	49.6%
Video subscribers	228	100	128.0%
Wireless subscribers	784	743	5.5%
Total mass markets retail connections	12,623	12,370	2.0%
Minutes of use from carriers and
CLECs (in Millions)	12,442	13,280	(6.3)%

(1) Product revenue categories have been adjusted for current period presentation.

(2) Capital expenditures exclude assets acquired through capital leases.

(3) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets channel on a per-customer basis.   We use ARPU internally to assess the revenue performance of our consumer business within our mass markets channel and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP and should not be considered as a substitute for for our wireline services segment revenue or any other measure determined in accordance with GAAP.

(4) Total High-speed Internet subscribers does not include out-of-region subscribers. Included in the 2006 high-speed Internet count are 18,000 subscribers which relate to 2005 and 2004 activity and have not been previously reported. If they had been included in 2005, the subscriber count and the percentage change would have been 1,126 and 49.0%, respectively.

(5) Wireless ARPU (Average Revenue Per Unit) is measured as the recurring portion of our wireless services revenue stream attributed to subscribing customers (plus certain activation fees) divided by the average number of subscribers for the period. We believe this metric can be a useful measure of the revenue performance of our wireless business on a per-customer basis. We use ARPU internally to assess the revenue performance of our wireless business and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireless services segment revenue or any other measure determined in accordance with GAAP. Beginning in 2004, Wireless ARPU includes surcharges for the recovery of costs associated with providing number portability and wireless 911 services.

	Three Months Ended
	March 31,		%
	2006	2005	Change
ARPU is calculated as follows:
Total quarterly wireless services revenue (in millions)	$139	$126	10.3%
Less: quarterly non-recurring revenue (in millions)	(22)	(23)	(4.3)%
Quarterly recurring revenue (in millions)	$117	$103	13.6%
Average monthly recurring revenue (in millions)	39	34	14.7%
Divided by quarterly average wireless services subscribers (in thousands)	778	745	4.4%
Wireless services ARPU (in dollars)	$50	$46	8.7%

(6) We modified the classification of our access lines during the fourth quarter of 2005 in our effort to better approximate our revenue channels. Resold lines includes UNE-P lines, unbundled loops, resale lines and public pay phone lines. Business retail access lines at December 31, 2005 reflect a decline of 32,000 lines in the fourth quarter related to affiliate disconnects as well as 23,000 line and 21,000 line disconnects in the first quarter and second quarter of 2005, respectively, related to UUNet.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Three Months Ended
	March 31,
	2006	2005

SPECIAL ITEMS:
Operating expenses:
Restructuring, realignment and severance related costs (SG&A)	$(22)	$(15)
Subtotal operating expenses	(22)	(15)
Other expense—net:
Gain on sale of assets	—	257
Subtotal other expense—net	—	257
Total special items—(charges)/benefits	$(22)	$242

ATTACHMENT F

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the
	Three Months Ended
	March 31,
	2006	2005
Segment Income:
Operating revenue	$3,476	$3,449
Cost of sales (exclusive of depreciation and amortization)	(1,417)	(1,439)
Selling, general and administrative	(1,014)	(1,036)
Segment income	$1,045	$974

EBITDA—as adjusted: (1)
EBITDA—as adjusted	$1,067	$989
Less: Restructuring, realignment and severance related costs	(22)	(15)

EBITDA: (1)
EBITDA	$1,045	$974
Depreciation and amortization	(691)	(774)
Total other expense—net	(268)	(139)
Income tax benefit (expense)	2	(4)
Net income	$88	$57

EBITDA Margin: (1)
EBITDA	$1,045	$974
Divided by total operating revenue	3,476	3,449
EBITDA Margin	30.1%	28.2%

EBITDA Margin—as adjusted: (1)
EBITDA—as adjusted	$1,067	$989
Divided by total operating revenue	3,476	3,449
EBITDA margin—as adjusted	30.7%	28.7%

Free Cash Flow from Operations: (2)
Cash provided by operating activities	$140	$343
Less: Expenditures for property, plant and equipment	(390)	(313)
Free Cash Flow from Operations	(250)	30
Add: One time settlement payments	100	—
Free Cash Flow from Operations—as adjusted	$(150)	$30

Net Debt: (3)
Current borrowings	$604	$601
Long-term borrowings	14,834	16,691
Total borrowings	$15,438	$17,292

Less: Cash and cash equivalents	(610)	(1,406)
Less: Short-term investments	(130)	(966)
Less: Long-term investments	—	(36)
Net Debt	$14,698	$14,884

(1) EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA Margin are non-GAAP financial measures. Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of  non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

EBITDA for the three months ended March 31, 2006 and 2005 includes $22 and $15 in restructuring, realignment and severance related costs, respectively.

(2) Free cash flow from operations is a non-GAAP financial measure that indicates cash generated by our business after operating expenses, capital expenditures and interest expense. We believe this measure provides useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because it reflects cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet. This is of particular relevance for our business given our highly leveraged position. We also use free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. Free cash flow from operations is not a measure determined in accordance with GAAP and should not be considered as a substitute for “operating income” or “net cash provided by operating activities” or any other measure determined in accordance with GAAP. Due to the forward-looking nature of expected free cash flow amounts for 2006, information to reconcile this non-GAAP financial measure is not available at this time.

(3) Net Debt is a non-GAAP financial measure that is calculated as our total borrowings (current plus long-term) less our cash, cash equivalents and short and long-term investments. We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings. Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current borrowings”, “long-term borrowings” or any other measure determined in accordance with GAAP.